For Immediate Release

SELECTICA ANNOUNCES NEW SENIOR VICE PRESIDENT OF
WORLDWIDE SALES AND EXPANSION OF SALES ORGANIZATION

Company Provides Preliminary Q3 Results

SAN JOSE, Calif., January 6, 2004 – Selectica, Inc. (NASDAQ: SLTC), a leading provider of configuration, pricing and quoting solutions for organizations selling complex products and services, today announced that David Achim has been appointed Senior Vice President of Worldwide Sales. Achim replaces Patrick McCarthy, who will be leaving the Company in mid-January to take a hiatus in his career while attending to family issues.

Achim joins Selectica from Vignette Corporation where he served as Vice President of Vertical Markets. Previously, he was Senior Vice President of Worldwide Sales and Operations for Epicentric, Inc., which was acquired by Vignette in December of 2002. Prior to joining Vignette, Achim was Selectica’s Vice President of Sales for the Central Region where he and his team were responsible for a number of major customer wins. In addition, Selectica has expanded its sales organization with the addition of three new sales executives, Philip Peterson, John Hoffman and Steve Hegenderfer, all of whom are returning to Selectica.

Stephen Bennion, EVP and Interim CEO of Selectica, said, “We are absolutely delighted to welcome David back to Selectica in his new role. He is a world-class sales executive who was directly responsible for much of our early sales success. Likewise, Philip Peterson, John Hoffman and Steve Hegenderfer all played key roles in our early growth and we welcome them back to Selectica. They are rejoining a sales organization that has already been strengthened greatly over the past year through the addition of a number of other proven sales executives, and which generated solid bookings in the December quarter.” Bennion added, “I would also like to thank Pat McCarthy for his excellent work over the past year and wish him well in his future career.”

David Achim said, “Returning to a great company like Selectica with the opportunity to work with an outstanding group of professionals helping companies optimize their quote to cash business processes makes this the most exciting opportunity of my career. Selectica’s market space is becoming very active and I am pleased to be playing a significant role in ramping sales.”

Preliminary Q3 2004 Revenue

Based on preliminary information, Selectica expects revenues for the third quarter of fiscal 2004 to range between $10 to $11 million. In addition, the Company expects to report approximately $1 million in other income relating to the sale of health insurance assets to Accenture. Bottom-line results are expected to range between a loss of $0.02 per share to breakeven. The Company will report final results for the third quarter of 2004 after market close on Thursday, January 22, 2004.

“December quarter bookings were stronger than the past several quarters and we are seeing increased activity in our sales pipeline,” said Bennion. “Our objective is to establish Selectica’s product superiority, and with the addition of David Achim and the return of some of our top producing sales executives, we hope to further our sales momentum.”

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by increasing revenue, reducing process costs, optimizing pricing, eliminating incorrect quotes and orders, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, IBM, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

Tony Rossi
Investor Relations
Financial Relations Board
(310) 407-6563
trossi@financialrelationsboard.com